Exhibit 99.1

Ocean Bio-Chem, Inc. Reports Record Net Sales for both the Second Quarter, 44% increase and the First Six Months of 2020, 18% increase

FORT LAUDERDALE, Fl., July 14, 2020 - Ocean Bio-Chem, Inc. (NASDAQ: OBCI) announced today record net sales for the second quarter and the first six months of 2020. For the second quarter of 2020, net sales were approximately $15.7 million, compared to approximately $10.9 million for the second quarter of 2019, an increase of approximately 44% or $4.8 million. For the first six months of 2020, net sales were approximately $23.5 million, compared to approximately $20.0 million for the first six months of 2019, an increase of approximately 18% or $3.5 million.

Peter Dornau, President and CEO commented, “Our second quarter net sales were exceptionally strong, doubling in comparison to the first quarter of 2020. The Company’s sales increased in all major categories, including the Star brite® core market of marine appearance and maintenance chemicals and accessories, as well as Star Tron® Enzyme Fuel Treatment. The largest growth, however, was seen in our Performacide® line of disinfectants and sanitizers”.

“Sales of the entire product group of our chlorine dioxide-based Performacide® disinfectant and sanitizer remain strong, along with the order inflow. In response to providing essential supplies during the COVID-19 outbreak, we have tripled our Performacide® production capacity since the beginning of the year and are currently designing and building additional equipment for increased manufacturing efficiencies so we can try and meet customer demands”.

Mr. Dornau concluded, “We also believe that as social distancing and travel restrictions remain in place, many families are discovering that recreational boating and RVs can be a safer alternative. This could be one explanation for the double-digit sales growth the Company has experienced in its marine and RV categories for the comparative second quarter. We’re excited to see a new generation discover the outdoors, and glad we can be good stewards of cleaning and disinfection practices during such an important time in history.”

About Ocean Bio-Chem, Inc.

Ocean Bio-Chem, Inc. manufactures, markets and distributes a broad line of appearance and maintenance products for the marine, automotive, power sports, recreational vehicle and outdoor power equipment markets under the brand names Star brite®, Star Tron®, Performacide® and OdorStar® within the United States and Canada. In addition, the Company produces private label formulations of many of its products for various customers and provides custom blending and packaging services for these and other products.

The Company’s web sites are: www.oceanbiochem.com, www.starbrite.com, www.startron.com and www.performacide.com

Forward-looking Statements:

Certain statements contained in this Press Release, including without limitation, our estimated sales for the second quarter and six months ending June 30th, continued investment in production equipment, continued strong order pace and sales and continued increase in production capacity constitute forward-looking statements. For this purpose, any statements contained in this report that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “believe,” “may,” “will,” “expect,” “anticipate,” “intend,” or “could,” including the negative or other variations thereof or comparable terminology, are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those expressed or implied by such forward-looking statements. Factors that may affect these results include, but are not limited to, the highly competitive nature of our industry; reliance on certain key customers; changes in consumer demand for marine, recreational vehicle and automotive products; advertising and promotional efforts; exposure to market risks relating to changes in interest rates, foreign exchange rates, prices for raw materials that are petroleum or chemical based and other factors addressed in Part I, Item 1A (“Risk Factors”) in our annual report on Form 10-K for the year ended December 31, 2019.

Contact:

Peter Dornau
CEO & President
pdornau@starbrite.com
954-587-6280

Jeff Barocas
Vice President & CFO
Jbarocas@starbrite.com
954-587-6280